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                                                                 EXHIBIT (h)(19)

                              ALLOCATION AGREEMENT

                                  FIDELITY BOND

THIS AGREEMENT made as of this 24th day of May, 2002 by and among any of the Funds listed on Schedule A and any separate classes thereof and all future investment companies and any separate classes thereof (the "Funds"), which are named insureds under a joint liability policy as described below and for which ING Investments, LLC acts as investment manager are entered into under the following circumstances:

         A. Section 17(g) of the Investment Company Act of 1940, as amended ("the 1940 Act") provides that the Securities and Exchange Commission ("SEC") is authorized to require that directors, officers and employees of registered investment companies be covered under a liability, errors and omissions insurance policy, and the SEC has promulgated rules and regulations dealing with this subject ("Rule 17g-1");

         B. The Funds are named as joint insureds under the terms of a joint insurance policy ("Policy") which insures against illegal profit or gain, intentional wrongful acts, libel, slander, defamation, ERISA claims, insider trading, as well as other coverage as outlined in the Policy, by the directors, officers and employees;

         C. A majority of those members of the Board of Directors/Trustees of each of the Funds, who are not "interested persons" as defined by Section 2(a)(19) of the 1940 Act, have given due consideration to all factors relevant to the form, amount and apportionment of premiums and recoveries under such Policy and the Board of Directors/Trustees of each Fund has approved the term and amount of the Policy, the portion of the premium payable by that party, and the manner in which recovery on the Policy, if any, shall be shared by and among the parties thereto; and

         D. The Funds now desire to enter into the agreement required by Rule 17g-1 of the 1940 Act to establish the manner in which recovery under the Policy, if any, shall be shared.

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         NOW, THEREFORE, IT IS HEREBY AGREED by and among the parties as follows:

                  1.       Payment of Premiums.

                  Each Fund shall pay a portion of the premium due under the Policy derived by multiplying the premium by a fraction, (i) the denominator of which is the total net assets of all the Funds combined and (ii) the numerator of which is the total net assets of each of the Funds individually. The net assets of the classes are deemed to be represented by the net assets of their respective funds. Each of the Funds agrees that the appropriateness of the allocation of said premium will be determined no less often than annually. No adjustment of the allocation of said premium will be implemented without approval of the Boards of each of the Funds.

                  2.       Allocation of Recoveries

                  (a) If more than one of the parties hereto is damaged in a single loss for which recovery is received under the policy, each such party shall receive that portion of the recovery which represents the loss sustained by that party, unless the recovery is inadequate to fully indemnify such party sustaining loss.

                  (b) If the recovery is inadequate to fully indemnify each such party sustaining a loss, the recovery shall be allocated among such parties as follows:

                           (i)      Each Party sustaining a loss shall be
allocated an amount equal to the lesser of its actual loss or the minimum amount of policy which would be required to be maintained by such party under a single insured policy (determined as of the time of loss) in accordance with the provisions of Rule 17g-1.

                           (ii)     The remaining portion of the proceeds shall
be allocated to each party sustaining a loss not fully covered by the allocation under subparagraph (i) in the proportion that each such party's last payment of premium bears to the sum of the last such premium payments of all such parties. If such allocation would result in any party which had sustained a loss receiving a portion of the recovery in excess of the loss actually sustained, such excess portion shall be allocated among the other parties whose losses would not be fully indemnified. The allocation shall bear the same proportion as each such party's last payment of premium bears to the sum of the last premium payments of all parties entitled to receive a share of the excess. Any allocation in excess of a loss actually sustained by any such party shall be reallocated in the same manner.

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                  3.       Obligation to Maintain Minimum Coverage.

                  Each of the Funds represents and warrants to each of the other parties hereto that the minimum amount of coverage required of it by Rule 17g-1 as of the date hereof is as reflected in the schedule attached hereto. Each of the Funds agrees that it will determine, no less than at the end of each calendar quarter, the minimum amount of coverage which would be required of it by Rule 17g-1 if a determination with respect to the adequacy of the coverage were currently being made. In the event that the total amount of the minimum coverage thus determined exceeds the amount of coverage of the then effective policy, the Boards of each of the Funds will be notified and will determine whether it is necessary or appropriate to increase the total amount of coverage of the policy to an amount not less than the total amount of such minimums, or to secure such excess coverage for one or more of the parties hereto, which, when added to the total coverage of the policy, will equal an amount of such minimums. Unless a Fund elects to terminate this Agreement (pursuant to Paragraph 4) and its participation in a joint-insured policy, each Fund agrees to pay its fair portion of the new or additional premium (taking into account all of the then existing circumstances).

                  4. Continuation and Termination. This Agreement shall become effective on the date first written above, subject to the condition that the Fund's Board of Directors/Trustees, including a majority of those Directors/Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, shall have approved this Agreement. This Agreement shall supersede all prior agreements relating to an allocation of premium on any joint insured policy and shall apply to the present liability policy coverage and any renewal or replacement thereof. It shall continue until terminated by any party hereto upon the giving of not less than sixty (60) days notice to the other parties hereto in writing.

                  5. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. A written amendment of this Agreement is effective upon the approval of the Board of Directors/Trustees and the Manager.

                                        3
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         IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed by their duly authorized officers as of the date first above written.

On Behalf of: All ING Funds Listed on Schedule A

By: /s/ Michael J. Roland
   -----------------------------
     Michael J. Roland
     Executive Vice President

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                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

                       ALLOCATION AGREEMENT - BLANKET BOND

FUNDS

Fund For Life Series(1)
ING AIM Mid Cap Growth Portfolio(1)
ING Alliance Mid Cap Growth Portfolio(1)
ING American Funds Growth Portfolio
ING American Funds Growth-Income Portfolio
ING American Funds International Portfolio
ING Capital Guardian Large Cap Value Portfolio(1)
ING Capital Guardian Managed Global Portfolio(1)
ING Capital Guardian Small Cap Portfolio(1)
ING Classic Money Market Fund
ING Convertible Fund
ING Developing World Portfolio(1)
ING Disciplined LargeCap Fund
ING Eagle Asset Capital Appreciation Portfolio(1)
ING Emerging Countries Fund
ING Equity and Bond Fund
ING Evergreen Health Sciences Portfolio
ING Evergreen Omega Portfolio
ING Financial Services Fund
ING FMR(SM) Diversified Mid Cap Portfolio(1)
ING Foreign Fund
ING GET U.S. Core Portfolio - Series 1
ING GET U.S. Core Portfolio - Series 2
ING GET U.S. Core Portfolio - Series 3
ING GET U.S. Core Portfolio - Series 4
ING GET U.S. Core Portfolio - Series 5
ING GET U.S. Core Portfolio - Series 6
ING GET U.S. Core Select Portfolio - Series 1
ING GET U.S. Core Select Portfolio - Series 2
ING GET U.S. Opportunity Portfolio - Series 1
ING GET U.S. Opportunity Portfolio - Series 2
ING Global Equity Dividend Fund
ING Global Real Estate Fund
ING GNMA Income Fund
ING Goldman Sachs Internet Tollkeeper(SM) Portfolio(1)
ING Growth + Value Fund
ING Growth Opportunities Fund
ING Hard Assets Portfolio(1)
ING High Yield Bond Fund
ING High Yield Opportunity Fund
ING Intermediate Bond Fund
ING International Fund
ING International Portfolio(1)
ING International SmallCap Growth Fund
ING International Value Fund
ING Janus Special Equity Portfolio(1)
ING Jennison Equity Opportunities Portfolio(1)
ING JPMorgan Small Cap Equity Portfolio(1)
ING Julius Baer Foreign Portfolio(1)
ING LargeCap Growth Fund
ING LargeCap Value Fund
ING Legg Mason Value Portfolio(1)
ING Lexington Money Market Trust
ING Lifestyle Aggressive Growth Portfolio
ING Lifestyle Growth Portfolio
ING Lifestyle Moderate Growth Portfolio
ING Lifestyle Moderate Portfolio
ING Limited Maturity Bond Portfolio(1)
ING Liquid Assets Portfolio(1)
ING MagnaCap Fund
ING Marsico Growth Portfolio(1)
ING Mercury Focus. Value Portfolio(1)
ING Mercury Fundamental Growth Portfolio(1)
ING MFS Mid Cap Growth Portfolio(1)
ING MFS Research Portfolio(1)
ING MFS Total Return Portfolio(1)
ING MidCap Opportunities Fund
ING MidCap Value Fund
ING Money Market Fund
ING National Tax-Exempt Bond Fund
ING PMCO Core Bond Portfolio(1)

(1) Under the terms of the Management Agreement between ING Investors Trust and Directed Services, Inc., the Fund is subject to a unified fee arrangement. Accordingly, the portion of Blanket Bond premium allocated to the Fund under the Agreement will be borne directly by Directed Services, Inc. as provided in the Management Agreement.

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ING PMCO High Yield Portfolio(1)
ING Precious Metals Fund
ING PRIME RATE TRUST
ING Principal Protection Fund
ING Principal Protection Fund II
ING Principal Protection Fund III
ING Principal Protection Fund IV
ING Principal Protection Fund V
ING Principal Protection Fund VI
ING Principal Protection Fund VII
ING Principal Protection Fund VIII
ING Principal Protection Fund IX
ING Principal Protection Fund X
ING Principal Protection Fund XI
ING Real Estate Fund
ING Russia Fund
ING Salomon Brothers All Cap Portfolio(1)
ING Salomon Brothers Investors Portfolio(1)
ING SENIOR INCOME FUND
ING SmallCap Opportunities Fund
ING SmallCap Value Fund
ING Stock Index Portfolio(1)
ING T. Rowe Price Capital Appreciation Portfolio(1)
ING T. Rowe Price Equity Income Portfolio(1)
ING Tax Efficient Equity Fund
ING UBS U.S. Balanced Portfolio(1)
ING Van Kampen Equity Growth Portfolio(1)
ING Van Kampen Global Franchise Portfolio(1)
ING Van Kampen Growth and Income Portfolio(1)
ING Van Kampen Real Estate Portfolio(1)
ING VP Convertible Portfolio
ING VP Disciplined LargeCap Portfolio
ING VP EMERGING MARKETS FUND, INC.
ING VP Financial Services Portfolio
ING VP Growth + Value Portfolio
ING VP Growth Opportunities Portfolio
ING VP High Yield Bond Portfolio
ING VP International Value Portfolio
ING VP LargeCap Growth Portfolio
ING VP MagnaCap Portfolio
ING VP MidCap Opportunities Portfolio
ING VP NATURAL RESOURCES TRUST
ING VP Real Estate Portfolio
ING VP SmallCap Opportunities Portfolio
ING VP Worldwide Growth Portfolio
ING Worldwide Growth Fund
The Asset Allocation Portfolio
The Bond Portfolio
The Money Market Portfolio
The Stock Portfolio

(1) Under the terms of the Management Agreement between ING Investors Trust and Directed Services, Inc., the Fund is subject to a unified fee arrangement. Accordingly, the portion of Blanket Bond premium allocated to the Fund under the Agreement will be borne directly by Directed Services, Inc. as provided in the Management Agreement.

                                        2